UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   August 18, 2015

VOXX INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-28839 (Commission File Number)
13-1964841 (IRS Employer Identification No.)
180 Marcus Blvd., Hauppauge, New York (Address of principal executive offices)	11788 (Zip Code)

Registrant's telephone number, including area code (631) 231-7750

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of file following provisions:
[ ]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(e))

Item 1.01     Entry into a Material Definitive Agreement.

VOXX International Corporation (the “Company”) announced on August 19, 2015 that it had entered into a definitive agreement to purchase the assets, inclusive of all intellectual property, and certain liabilities of iris authentication market leader EyeLock, Inc. (the “Definitive Agreement”). Upon consummation of the transaction VOXX will have a controlling interest in the acquiring entity. The total purchase price, inclusive of the Company’s prior investments, is approximately $20 million, with a cash outlay of approximately $15.5 million at closing. The closing of the transaction is subject to completion of due diligence.

The above description of the Definitive Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Definitive Agreement and is qualified in its entirety by reference to the Definitive Agreement which will be filed with the Company’s Form 10-Q for the quarter ending August 31, 2015.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures required by this Item 2.03 are contained in Item 1.01 above and are incorporated as if fully restated herein.

Item 8.01    Other Events.

On August 19, 2015, the Company issued a press release announcing that it had entered into the Definitive Agreement. A copy of the release is furnished as Exhibit 99.1 attached hereto.

The information furnished under Item 8.01, including Exhibits 99.1, shall not be deemed to be filed for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated August 19, 2015, announcing Voxx International Corporation’s entry into the Definitive Agreement (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VOXX International Corporation (Registrant)

Date: August 19, 2015
BY: /s/ Charles M. Stoehr
Charles M. Stoehr
Senior Vice President and
Chief Financial Officer